Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 751,593,926.40	0.0001381	$ 103,795.12
Fees Previously Paid
	Total Transaction Valuation:	$ 751,593,926.40
	Total Fees Due for Filing:			$ 103,795.12
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 103,795.12
Offering Note
[1]	Aggregate number of securities to which transaction applies: As of March 20, 2026, the maximum number of shares of Enhabit, Inc.'s common stock, par value $0.01 per share (the "Common Stock"), to which this transaction applies is estimated to be 54,463,328, which consists of (1) 51,206,656 shares of Common Stock, which may be entitled to receive the per share merger consideration of $13.80 (the "Per Share Merger Consideration"); (2) 1,552,610 shares of Common Stock underlying outstanding time-based restricted stock units or deferred stock units (each, a "Company RSU"), which may be entitled to receive the Per Share Merger Consideration; (3) 65,964 shares of restricted Common Stock (each, a "Company RSA"), which may be entitled to received the Per Share Merger Consideration; and (4) 1,638,098 shares of Common Stock underlying outstanding performance share units (each, a "Company PSU"), which may be entitled to receive the Per Share Merger Consideration (assuming that the target performance level has been achieved). The underlying value of the transaction, as computed pursuant to Exchange Act Rule 0-11 and estimated solely for purposes of calculating the filing fee, as of March 20, 2026, was calculated based on the sum of (1) the product of 51,206,656 shares of Common Stock and the Per Share Merger Consideration; (2) the product of 1,552,610 shares of Common Stock underlying outstanding Company RSUs and the Per Share Merger Consideration; (3) the product of 65,964 shares of Common Stock underlying outstanding Company RSAs and the Per Share Merger Consideration; and (4) the product of 1,638,098 shares of Common Stock underlying outstanding Company PSUs (assuming that the target performance level has been achieved) and the Per Share Merger Consideration. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources